Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 84 to the Registration Statement on Form N–1A of Fidelity California Municipal Trust: Fidelity California Limited Term Tax-Free Bond Fund and Fidelity California Municipal Income Fund of our reports dated April 11, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the period ended February 28, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 20, 2023